Exhibit 99.1

Hercules Offshore Announces Fourth Quarter and Full Year 2005 Earnings

HOUSTON, February 6 /PRNewswire-FirstCall/ — Hercules Offshore, Inc. (Nasdaq: HERO), today reported a net loss of $2.2 million, or ($0.08) per diluted share, on operating revenues of $48.0 million for the fourth quarter of 2005, compared to net income of $5.9 million, or $0.40 per diluted share, on operating revenues of $23.3 million for the fourth quarter of 2004. The results for the fourth quarter of 2005 include a charge of $0.8 million, net of tax of $0.5 million, ($0.03 per diluted share) related to the early retirement of $45 million in debt, which was repaid with proceeds from the Company’s initial public offering. The operating results for the fourth quarter were also impacted by a one-time deferred income tax charge of $12.1 million ($0.42 per diluted share) resulting from the Company’s conversion from a limited liability company to a Delaware corporation on November 1, 2005 in conjunction with the Company’s initial public offering. Excluding the effect of this item, net income was $9.9 million, or $0.34 per diluted share.

Net income for the year ended December 31, 2005 was $27.5 million, or $1.08 per diluted share, on operating revenues of $161.3 million. The results for 2005 also include a charge of $3.6 million, net of tax of $0.5 million, ($0.14 per diluted share) related to the early retirement of debt. Also included in the Company’s 2005 results is a one-time deferred income tax charge of $12.1 million ($0.48 per diluted share) resulting from the Company’s conversion from a limited liability company to a Delaware corporation on November 1, 2005 in conjunction with the Company’s initial public offering. Excluding the effect of this item, net income was $39.6 million, or $1.56 per diluted share.

Randy Stilley, Chief Executive Officer and President of Hercules Offshore, Inc. commented: “We are obviously very pleased with the company’s growth and results of operations in 2005. Our employees were the key to our success in 2005, which was a year filled with challenges posed by the hurricanes, the integration of seven asset acquisitions and the successful completion of our initial public offering. We will continue to pursue the same strategy of growth through acquisition and redeployment as market opportunities arise.”

Contract Drilling Services Highlights

During the fourth quarter of 2005, revenues from Contract Drilling Services were $24.0 million, compared to revenues of $28.2 million in the third quarter of 2005 and $15.6 million in the fourth quarter of 2004. Operating income was $9.5 million in the fourth quarter of 2005 compared to $12.2 million in the third quarter of 2005 and $5.4 million in the fourth quarter of 2004. Revenues and operating income in the fourth quarter of 2005 were sequentially lower than the third quarter of 2005, due primarily to fewer operating days in the fourth quarter resulting from rigs damaged in hurricane Katrina. The Company is continuing the survey efforts on Rig 25 and expects to submit the final claim to underwriters in the first quarter of 2006. The average daily revenue per rig in the segment increased to $58,611 in the fourth quarter of 2005, compared to $49,471 in the third quarter of 2005 and $34,093 in the fourth quarter of 2004. Utilization for the company’s drilling rigs decreased to 88.9% in the fourth quarter of 2005 from 95.5% in the third quarter of 2005 and 99.6% in the fourth quarter of 2004.

Marine Services Highlights

Marine Services revenues were $24.0 million in the fourth quarter of 2005, up from $13.9 million in the third quarter of 2005 and $7.7 million in the fourth quarter of 2004. Operating income increased to $8.6 million in the fourth quarter of 2005 from $3.4 million in the third quarter of 2005 and $2.0 million in the fourth quarter of 2004. The average daily revenue per liftboat increased to $8,010 in the fourth quarter of 2005 from $5,432 in the third quarter of 2005 and $5,720 in the fourth quarter of 2004. Utilization for the company’s liftboats increased to 83.5% in the fourth quarter of 2005 from 79.7% in the third quarter of 2005 and 68.9% in the fourth quarter of 2004. The results of operations for Marine Services in the fourth quarter include the results from the liftboat assets acquired from Danos & Curole, which closed in November 2005.

Rig Acquisition

Hercules also announced the completion of the purchase of the jackup rig, the ARIES (formerly THE 154) on February 2, 2006 for $20.1 million. The ARIES is a 150’ independent leg jackup built by LeTourneau in 1979, and has been cold stacked for the past six years. The rig will be renamed the Hercules Rig 26, and the Company will begin a reactivation project that it expects will take up to one year and cost approximately $20 million. Upon completion of the reactivation, the Company plans to deploy the rig in a suitable international market.

Headquartered in Houston, Hercules Offshore, Inc. owns a fleet of ten jackup drilling rigs and 46 liftboats. The company offers a range of services to oil and gas producers to meet their needs during drilling, well service, platform inspection, maintenance, and decommissioning operations in shallow waters.

For more information, please visit our website at www.herculesoffshore.com.

Conference Call Information

Hercules will conduct a conference call at 10:00 a.m. CST on Monday, February 6, 2006 to discuss its fourth-quarter and full-year 2005 financial results. The conference call will also be broadcast live via the Internet at www.herculesoffshore.com. To participate in the conference call by telephone, please call, 10 minutes prior to the scheduled start time, one of the following telephone numbers:

866-770-7120 (Domestic)

617-213-8065 (International)

The access or confirmation code is 98772826.

A replay of the conference call will be available on Monday, February 6, 2006 beginning at 11:00 a.m. CST (12:00 p.m. EST), through Monday, February 13, 2006. The phone number for the conference call replay is (888)286-8010 or internationally (617)801-6888. The access code is 81548367. Additionally, the recorded conference call will accessible through our website at http://www.herculesoffshore.com for 28 days after the conference call. In addition, an update of the status of the company’s rig and liftboat fleet is available on the website.

The Company is providing net income before the one-time deferred income tax charge because management believes that this measure better reflects the normal operations of the Company as it excludes a one-time charge that was incurred in connection with the Company’s initial public offering.

The news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are subject to a number of risks, uncertainties and assumptions, including the factors described in Hercules’ most recent periodic reports and other documents filed with the Securities and Exchange Commission, which are available free of charge at the SEC’s website at www.sec.gov or the company’s website at www.herculesoffshore.com. Hercules cautions you that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected or implied in these statements.

Contact Information:

Stephen M. Butz

Director of Corporate Development

Hercules Offshore, Inc.

713-979-9832

HERCULES OFFSHORE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except unit data and par value)

(Unaudited)

	December 31, 2005	December 31, 2004
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$47,575	$14,460
Accounts receivable, net	38,484	19,501
Deposits	33	2,032
Assets held for sale	2,040	—
Prepaid expenses and other	12,079	2,359

Total current assets	100,211	38,352

PROPERTY AND EQUIPMENT, net	247,443	91,774
OTHER ASSETS	7,171	2,030

Total assets	$354,825	$132,156

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Current portion of long-term debt	$1,400	$3,000
Accounts payable	13,281	1,838
Accrued liabilities	9,228	2,548
Taxes payable	86	—
Other liabilities	2,401	683

Total current liabilities	26,396	8,069

LONG-TERM DEBT, net of current portion	93,250	53,000
DEFERRED INCOME TAXES	15,504	—

STOCKHOLDERS’ EQUITY
Member interests	—	63,022
Common stock-par value $0.01 per share; 200,000 shares authorized; 30,243 shares issued and outstanding	302	—
Additional paid-in capital	184,698	—
Restricted stock (unearned compensation)	(1,322)	—
Accumulated other comprehensive income	476	—
Retained earnings	35,521	8,065

Total stockholders’ equity	219,675	71,087

Total liabilities and stockholders’ equity	$354,825	$132,156

HERCULES OFFSHORE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except unit and share data)

(Unaudited)

	Three Months Ended		Twelve Months Ended December 31, 2005	Period from Inception (July 24, 2004) to December 31, 2004
	December 31, 2005	December 31, 2004
REVENUES
Drilling services	$23,995	$15,601	$103,422	$24,006
Marine services	24,024	7,722	57,912	7,722

	48,019	23,323	161,334	31,728

COSTS AND EXPENSES
Operating expenses for drilling services, excluding depreciation and amortization	10,951	7,994	48,330	12,799
Operating expenses for marine services, excluding depreciation and amortization	11,300	4,198	29,484	4,198
Depreciation and amortization	4,715	1,591	13,790	2,016
General and administrative, excluding depreciation and amortization	4,735	2,359	13,871	2,808

	31,701	16,142	105,475	21,821

OPERATING INCOME	16,318	7,181	55,859	9,907

OTHER INCOME (EXPENSE)
Interest expense	(2,308)	(1,422)	(9,880)	(2,070)
Loss on early retirement of debt	(1,292)	—	(4,078)	—
Other, net	445	165	924	228

INCOME BEFORE INCOME TAXES	13,163	5,924	42,825	8,065
INCOME TAX PROVISION
Current income tax expense	(122)	—	(122)	—
Deferred income tax expense	(15,247)	—	(15,247)	—

NET INCOME (LOSS)	$(2,206)	$5,924	$27,456	$8,065

EARNINGS PER SHARE:
Basic	$(0.08)	$0.40	$1.10	$0.55
Diluted	$(0.08)	$0.40	$1.08	$0.55
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	28,113,285	14,689,724	24,919,273	14,689,724
Diluted	29,135,533	14,689,724	25,431,822	14,689,724

HERCULES OFFSHORE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Twelve Months Ended December 31, 2005	Period from Inception (July 24, 2004) to December 31, 2004
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$27,456	$8,065
Adjustments to reconcile net income to net cash (used in) provided by operating activities
Depreciation and amortization	13,790	2,016
Stock based compensation expense	77	—
Deferred income taxes	15,247	—
Amortization of deferred financing fees	890	215
(Recovery) provision for bad debts	(519)	519
Loss on early retirement of debt	4,078	—
Increase in operating assets
Increase in receivables	(18,464)	(20,020)
Increase in prepaid expenses and other	(9,720)	(2,359)
Increase in operating liabilities
Increase in accounts payable	11,443	1,838
Increase in other current liabilities	6,766	2,548
Increase in other liabilities	1,718	683

Net cash provided by (used in) operating activities	52,762	(6,495)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(168,038)	(94,443)
Proceeds from disposal of assets, net of commissions	455	803
Deferred drydocking expenditures	(7,369)	(601)
Decrease (increase) in deposits	1,999	(2,033)

Net cash used in investing activities	(172,953)	(96,274)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings	185,000	56,000
Payment of debt	(146,350)	—
Proceeds from issuance of common stock	116,250	—
Payment of debt issuance costs	(5,923)	(1,793)
Contributions from members	4,329	63,022

Net cash provided by financing activities	153,306	117,229

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	33,115	14,460

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	14,460	—

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$47,575	$14,460

HERCULES OFFSHORE, INC. AND SUBSIDIARIES

SELECTED FINANCIAL AND OPERATING DATA

(Dollars in thousands, except per day amounts)

(Unaudited)

	Three Months Ended December 31, 2005	Three Months Ended December 31, 2004	Twelve Months Ended December 31, 2005	Period from Inception (July 24, 2004) to December 31, 2004
Contract Drilling Services Segment:
Number of rigs (as of end of period)	9	5	9	5
Operating days	409	458	2,192	748
Available days	460	460	2,309	751
Utilization (1)	88.9%	99.6%	94.9%	99.6%
Average revenue per rig per day (2)	$58,611	$34,093	$47,177	$32,098
Average operating expense per rig per day (3)	$23,808	$17,378	$20,932	$17,046
Revenues	$23,995	$15,601	$103,422	$24,006
Operating expenses, excluding depreciation and amortization	$10,951	$7,994	$48,330	$12,799
Depreciation and amortization	$1,527	$645	$5,547	$1,070
General and administrative expenses, excluding depreciation and amortization	$2,023	$1,523	$5,486	$1,972
Operating income	$9,494	$5,439	$44,059	$8,165

Marine Services Segment:
Number of liftboats (as of end of period)	46	22	46	22
Operating days	2,999	1,350	8,783	1,350
Available days	3,591	1,958	11,183	1,958
Utilization (1)	83.5%	68.9%	78.5%	68.9%
Average revenue per liftboat per day (2)	$8,010	$5,720	$6,594	$5,720
Average operating expense per liftboat per day (3)	$3,147	$2,144	$2,637	$2,144
Revenues	$24,024	$7,722	$57,912	$7,722
Operating expenses, excluding depreciation and amortization	$11,300	$4,198	$29,484	$4,198
Depreciation and amortization	$3,172	$946	$8,207	$946
General and administrative expenses, excluding depreciation and amortization	$991	$581	$2,224	$581
Operating income	$8,561	$1,997	$17,997	$1,997

Total Company:
Revenues	$48,019	$23,323	$161,334	$31,728
Operating expenses, excluding depreciation and amortization	$22,251	$12,192	$77,814	$16,997
Depreciation and amortization	$4,715	$1,591	$13,790	$2,016
General and administrative expenses, excluding depreciation and amortization	$4,735	$2,359	$13,871	$2,808
Operating income	$16,318	$7,181	$55,859	$9,907
Interest expense	$2,308	$1,422	$9,880	$2,070
Loss on early retirement of debt	$1,292	$—	$4,078	$—
Other income	$445	$165	$924	$228
Income before income taxes	$13,163	$5,924	$42,825	$8,065
Income tax expense	$15,369	$—	$15,369	$—
Net income (loss)	$(2,206)	$5,924	$27,456	$8,065

(1)	Utilization is defined as the total number of days our rigs or liftboats, as applicable, were under contract, known as operating days, in the period as a percentage of the total number of available days in the period. Days during which our rigs and liftboats are undergoing major refurbishments, upgrades or construction, which include Rig 16, Rig 31 and the Whale Shark, or cold-stacked units, which include three of our liftboats, are not counted as available days. Days during which our liftboats are in the shipyard undergoing drydocking or inspections are considered available days for the purposes of calculating utilization.
(2)	Average revenue per rig or liftboat per day is defined as revenue earned by our rigs or liftboats, as applicable, in the period divided by the total number of operating days for our rigs or liftboats, as applicable, in the period.
(3)	Average operating expense per rig or liftboat per day is defined as operating expenses, excluding depreciation and amortization, incurred by our rigs or liftboats, as applicable, in the period divided by the total number of available days in the period.